UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

NetSuite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100 San Mateo, California	94403-2511
(Address of principal executive offices)	(Zip Code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by NetSuite Inc. (the “Company”) in a Current Report on Form 8-K filed on May 3, 2010, the Company appointed Ronald Gill, the Company’s former Senior Vice President, Finance, to the role of Chief Financial Officer, effective

July 1, 2010. In connection with Mr. Gill’s appointment as the Company’s Chief Financial Officer, the Company entered into a Letter Relating to Employment Terms (the “Employment Letter”) and a Severance and Change of Control Agreement (the “Severance Agreement”) with Mr. Gill, each effective as of July 1, 2010.

Employment Letter

On June 30, 2010, and in connection with Mr. Gill’s appointment as the Company’s Chief Financial Officer, the Company entered into the Employment Letter with Mr. Gill. The Employment Letter provides, among other things, that Mr. Gill will be paid a base salary of $250,000 per year and will have an annual bonus incentive target that will be determined by the compensation committee of the board of directors of the Company. For calendar year 2010, Mr. Gill’s annual bonus incentive target will be paid under and in accordance with the Company’s 2010 Executive Performance Based Cash Incentive Plan (the “Plan”). Pursuant to the Plan, Mr. Gill’s bonus target for 2010 is equal to 60% of his base salary and is pro-rated to reflect his service as the Company’s Chief Financial Officer for the last six months of 2010.

The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Change of Control Severance Agreement

On June 30, 2010, and in connection with Mr. Gill’s appointment as the Company’s Chief Financial Officer, the Company entered into the Severance Agreement with Mr. Gill effective July 1, 2010. The Severance Agreement provides that, upon Mr. Gill’s termination by the Company (other than for cause or upon Mr. Gill’s death or disability), not in connection with a change of control, then subject to Mr. Gill executing a separation agreement and release of claims and such agreement becoming effective, Mr. Gill would be entitled to the following severance benefits, subject to his continued compliance with covenants under the Severance Agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of Mr. Gill’s target performance-based cash incentive for the year of termination based on the period of time Mr. Gill had been employed during the year of termination;

•

accelerated vesting for Mr. Gill’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if Mr. Gill had remained employed by the Company through such date; and with respect to equity awards, Mr. Gill will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care coverage for medical, dental and vision benefits for Mr. Gill and his eligible dependents for up to 12 months following such termination.

Pursuant to the Severance Agreement, upon Mr. Gill’s termination by the Company (other than for cause or his death or disability) or upon Mr. Gill’s resignation from such employment for good reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then, subject to Mr. Gill executing a separation agreement and release of claims and such agreement becoming effective, Mr. Gill would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to Mr. Gill’s target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of Mr. Gill’s outstanding equity awards; and Mr. Gill would have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care coverage for medical, dental and vision benefits for Mr. Gill and his eligible dependents for up to 12 months following such termination.

In the event any payment to Mr. Gill would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Gill would receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

10.1	Employment Letter Agreement by and between the Company and Ronald Gill effective July 1, 2010.

10.2	Severance and Change of Control Agreement by and between the Company and Ronald Gill effective July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2010

NETSUITE INC.

By:	/S/ DOUGLAS P. SOLOMON
Douglas P. Solomon
SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Employment Letter Agreement by and between the Company and Ronald Gill effective July 1, 2010.

10.2	Severance and Change of Control Agreement by and between the Company and Ronald Gill effective July 1, 2010.

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